Exhibit 10.14

August 22, 2014

Robert Sikorski, M.D., Ph.D.

18316 Tapwood Road

Boyds, MD 20841

Dear Bob,

We remain very pleased with the prospect of your joining our team at FivePrime and have worked with our Compensation Committee to extend to you this revised offer of employment (enhanced stock option award and mortgage assistance) with Five Prime Therapeutics, Inc. as Vice President, Global Clinical Development, reporting directly to me.  As a key member of the management team, you would be a member of the Executive Committee.

We would like for your full-time employment with FivePrime to begin at your earliest convenience, but no later than October 1, 2014.

We would pay you a base salary of $350,000 per year, paid semi-monthly less applicable taxes and withholding.  Once you begin full-time employment, you would be eligible to participate in FivePrime’s benefit plans and programs available to all regular, full-time employees.  These benefits currently include medical, vision, dental, disability, 401(k) investment plan, Employee Stock Purchase Plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.

You would be eligible to participate in FivePrime’s annual cash bonus program and your annual target bonus amount would be 30% of your annual base salary. If you start employment with us on or prior to October 1, 2014, you would be eligible for a pro-rated bonus for fiscal year 2014 based on your start date. If you start employment with us after October 1, 2014, your participation in our bonus program would commence on January 1, 2015. We would determine your actual annual performance bonus based on an assessment of your meeting individual goals (50% weighting) as well as FivePrime’s attainment of corporate goals (50% weighting). Corporate goal achievement is determined by FivePrime’s Board of Directors.

FivePrime is also offering you a hiring bonus of $100,000, the payment of which is conditioned on your acceptance of our employment offer and the start of your employment with us.  We would pay you the hiring bonus with your first paycheck.  You agree that if you voluntarily resign your employment with FivePrime or if FivePrime terminates your employment for cause, you would promptly repay to FivePrime (i) all of the hiring bonus, if such employment termination occurred prior to the first anniversary of the start of your employment; or (ii) 50% of the hiring bonus, if such employment termination occurred on or after the first anniversary and prior to the second anniversary of the start of your employment.

As an officer of FivePrime, we would provide certain severance and change in control benefits to you under our Executive Severance Benefits Agreement, which we would enter into with you in connection with your start of employment with us. A template of this agreement is attached.

Subject to approval by FivePrime’s Board of Directors, we would grant you an incentive stock option to purchase 80,000 shares of common stock of FivePrime.  The exercise price per share would be the fair market value of common stock on the date of grant.  We would issue your stock option award under our 2013 Omnibus Incentive Plan.  Your stock option award would be subject to our form of Stock Option Agreement and the Executive Severance and Benefits Agreement.  Subject to your continued

employment with FivePrime and the other terms and conditions of your stock option grant, your stock option award would vest over four years, with 25% of the shares vesting on the first anniversary of your start date and the balance vesting in equal monthly installments over the subsequent 36 months.

In addition, subject to approval by FivePrime’s Board of Directors, we would grant you 20,000 shares of restricted common stock of FivePrime under our 2013 Omnibus Incentive Plan.  Your restricted stock award would be subject to our form of Restricted Stock Agreement and the Executive Severance and Benefits Agreement.  Subject to your continued employment with FivePrime and the other terms and conditions of your restricted stock award, your restricted stock award would vest with respect to 50% of the shares on the second anniversary of your start date and the with respect to the remainder 50% on the third anniversary of your start date.

FivePrime would provide you support for your relocation to the Bay Area by providing relocation assistance benefits as noted below.

•	Transport of standard household goods (excluding specialty items such as boats, antiques, fine art or other unique valuables) from your home in Maryland to the Bay Area;
•	Shipment of two automobiles to the Bay Area;
•	Rental car during transport of your personal automobiles to the Bay Area;
•	Up to 4 months of temporary housing (fully furnished one-bedroom apartment);
•	Air travel for up to 8 home visits during temporary living term (every 2 weeks);
•	A 4-day house hunting trip for you and your spouse, including air fare, hotel, rental car and per diem meal allowance; and
•	Reimbursement for the non-recurring closing costs on the purchase of a Bay Area residence

You agree to provide documentation, including receipts, to support all relocation expenses in accordance with FivePrime’s generally applicable policies.  Lauretta Cesario is available to discuss relocation details with you at your convenience.

You agree that if you voluntarily resign your employment with FivePrime, or if FivePrime terminates your employment for cause, you would promptly repay to FivePrime (i) all of the relocation expenses paid by the Company, if such employment termination occurred prior to the first anniversary of the start of your employment; or (ii) 50% of the relocation expenses, if such employment termination occurred on or after the first anniversary and prior to the second anniversary of the start of your employment.

FivePrime would provide you with mortgage assistance for your purchase of a primary residence in the Bay Area, which we would begin paying to you after you enter into such a mortgage, provided that you enter into such a mortgage within one year of the start of your employment.  We would provide this mortgage assistance through our regular semi-monthly payroll process as a separate line item.  This mortgage assistance would be taxed as regular income.

Year 1	$ 72,000 paid $3,000 semi-monthly
Year 2	$ 72,000 paid $3,000 semi-monthly
Year 3	$ 72,000 paid $3,000 semi-monthly
Total	$216,000

You agree that if you voluntarily resign your employment with FivePrime, or if FivePrime terminates your employment for cause, you would promptly repay to FivePrime the mortgage assistance benefits we paid to you in accordance with the schedule noted below:

•	100% of mortgage assistance received, if such termination occurred prior to the second anniversary of the start of our payment of mortgage assistance to you
•	75% of mortgage assistance received, if such termination occurred on or after the second anniversary but prior to the third anniversary of the start of our payment of mortgage assistance to you
•	50% of mortgage assistance received, if such termination occurred on or after the third anniversary but prior to the fourth anniversary the start of our payment of mortgage assistance to you

We believe these mortgage assistance benefits will open up the real estate choices available to you in the Bay Area.  We will, also, provide confirmation of this additional assistance to the lending institution(s) of your choice in support of your mortgage qualification.

We hope you will see these mortgage assistance benefits as our best faith effort to enable your successful move to the Bay Area and to join with us in the challenging and important work at FivePrime.

As a condition of our offer of employment, we require you to sign and comply with our Confidential Information and Innovation Assignment Agreement, which among other things prohibits unauthorized use or disclosure of FivePrime’s confidential information.  During your tenure with FivePrime, we would expect you to also abide by FivePrime’s policies and procedures.  Federal law requires us to verify your identity and eligibility for employment in the United States.  Accordingly, our offer of employment is also conditioned upon this verification.

Your employment with FivePrime would not be for a set term and you would be an at-will employee.  You would be free to terminate your employment with FivePrime at any time and for any reason whatsoever simply by notifying us.  Likewise, we would be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed except in writing and signed by FivePrime’s Chief Executive Officer.

This letter, along with the Confidential Information and Innovation Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you.  This letter may not be modified or amended except by a written agreement, signed by FivePrime and you.

To accept this offer of employment, please sign, date and return this letter and the Confidential Information and Innovation Assignment Agreement by the end of the business day on Monday, August 25.  Please either send a .pdf copy or fax the document to (415) 520-9842, attention Lauretta Cesario, or email a scanned copy to lauretta.cesario@fiveprime.com.

Again, Bob, I am very pleased to make this offer to you.  We believe you bring a great deal to FivePrime at this stage of our development and that your contributions will be strategically important in continuing our progress in Cancer and Immuno-oncology.  We all look forward to having you join our team as we continue to build a vibrant and successful company dedicated to bringing novel protein therapeutics to patients in need.

Sincerely,

/s/ Julie Hambleton

Julie Hambleton, M.D.

Senior Vice President and Chief Medical Officer

Accepted:

/s/ Robert Sikorski	8.24.14
Robert Sikorski, M.D., Ph.D.	Date

9.17.14
Anticipated Start Date

Executive Severance Benefits Agreement

This Executive Severance Benefits Agreement (this “Agreement”) is entered into as of September 17, 2014 (the “Effective Date”), between Robert Sikorski, an individual (“Executive”) and Five Prime Therapeutics, Inc. (“FivePrime”).  This Agreement is intended to provide Executive with certain compensation and benefits in the event that Executive is subject to certain qualifying terminations of employment.  Certain capitalized terms used in this Agreement are defined in Article 6.

FivePrime and Executive hereby agree as follows:

article 1

Scope of and Consideration for this Agreement

1.1FivePrime desires to employ Executive, or to continue Executive’s employment, in the position of Vice President, Global Clinical Development, and Executive wishes to be employed, or continue to be employed, by FivePrime in such position.

1.2FivePrime and Executive wish to set forth the compensation and benefits that Executive shall be entitled to receive upon a Change in Control Termination or a Covered Termination.

1.3The duties and obligations of FivePrime to Executive under this Agreement shall be in consideration for Executive’s employment with FivePrime (and if Executive is a continuing employee, his or her past services to FivePrime), and, with respect to the benefits described in Article 2 and Article 3, Executive’s compliance with the limitations and conditions on benefits as described in Article 4, including the execution of an effective Release, return of Company property and continued compliance with the Restrictive Covenants.

1.4This Agreement shall supersede any other policy, plan, program or arrangement, including any contract between Executive and any entity, relating to severance benefits payable by FivePrime to Executive in connection with a Change in Control Termination or Covered Termination.

article 2

Change in Control Severance Benefits

2.1Severance Benefits.  Upon a Change in Control Termination, and subject to the limitations and conditions set forth in this Agreement, Executive shall be eligible to receive the benefits set forth in this Article 2.

2.2Salary Continuance.  Executive shall receive, as severance, an amount equal to Executive’s Base Salary and Pro-Rata Bonus for that number of months in the Change in Control Severance Period, payable over such number of months immediately following the Termination Date in accordance with FivePrime’s payroll schedule then in effect.  Except as set forth in Article 4, the payments provided for in this Section 2.2 shall commence with the first regularly scheduled payroll pay date following the Termination Date.

2.3Health Continuation Coverage.

(a)Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by FivePrime,

FivePrime shall pay the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Change in Control Termination) for such continued health, dental, or vision plan coverage following the date of the Change in Control Termination for up to the number of months equal to the Change in Control Severance Period (but in no event after such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as Executive and Executive’s dependents are no longer eligible for COBRA coverage).  Such coverage shall be counted as coverage pursuant to COBRA.  FivePrime shall have no obligation in respect of any premium payments (or any other payments in respect of health, dental, or vision coverage from FivePrime) following the effective date of the Executive’s coverage by a health, dental, or vision insurance plan of a subsequent employer.  Executive shall be required to notify FivePrime immediately if Executive becomes covered by a health, dental, or vision insurance plan of a subsequent employer.  If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the Change in Control Severance Period, Executive will be responsible for the entire payment of such premiums required under COBRA for the duration of the COBRA period.

(b)For purposes of this Section 2.3, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by FivePrime shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

2.4Stock Awards.  Upon a Change in Control Termination, (i) the vesting and exercisability of all outstanding options to purchase shares of common stock of FivePrime (or stock appreciation rights or other rights with respect to stock of FivePrime issued pursuant to any equity incentive plan of FivePrime) that are held by Executive on the Termination Date shall be accelerated in full, and (ii) any reacquisition or repurchase rights held by FivePrime with respect to common stock issued or issuable (or with respect to other rights with respect to stock of FivePrime issued or issuable) pursuant to any other stock award granted to Executive pursuant to any equity incentive plan of FivePrime shall lapse.

article 3

Covered Termination Severance Benefits

3.1Severance Benefits.  Upon a Covered Termination, and subject to the limitations and conditions set forth in this Agreement, Executive shall be eligible to receive the benefits set forth in this Article 3.

3.2Salary Continuance.  Executive shall receive, as severance, an amount equal to Executive’s Base Salary and Pro-Rata Bonus for that number of months in the Covered Termination Severance Period, payable over such number of months immediately following the Termination Date in accordance with FivePrime’s payroll schedule then in effect.  Except as set forth in Article 4, the payments provided for in this Section 3.2 shall commence with the first regularly scheduled payroll pay date following the Termination Date.

3.3Health Continuation Coverage.

(a)Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by FivePrime, FivePrime shall pay for the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such continued health, dental, or vision plan coverage following the date of the Covered Termination for up to the number of months equal to the Covered Termination Severance Period (but in no event after such time as Executive is eligible for coverage under a health, dental or vision insurance plan of a subsequent employer or as Executive and Executive’s dependents are no longer eligible for COBRA coverage).  Such coverage shall be counted as coverage pursuant to COBRA.  FivePrime shall have no obligation in respect of any premium payments (or any other payments in respect of health, dental, or vision coverage from FivePrime) following the effective date of the Executive’s coverage by a health, dental, or vision insurance plan of a subsequent employer.  Executive shall be required to notify FivePrime immediately if Executive becomes covered by a health, dental, or vision insurance plan of a subsequent employer. If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the Covered Termination Severance Period, Executive will be responsible for the entire payment of such premiums required under COBRA for the duration of the COBRA period.

(b)For purposes of this Section 3.3, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by FivePrime shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

3.4Stock Awards.  Upon a Covered Termination, (i) the vesting and exercisability of all unvested shares subject to outstanding options to purchase FivePrime’s common stock (or stock appreciation rights or other rights with respect to stock of FivePrime issued pursuant to any equity incentive plan of FivePrime) that are held by Executive on the Termination Date shall be accelerated by fifty percent (50%), and (ii) any reacquisition or repurchase rights held by FivePrime with respect to common stock issued or issuable (or with respect to other rights with respect to stock of FivePrime issued or issuable) pursuant to any other stock award granted to Executive pursuant to any equity incentive plan of FivePrime shall lapse with respect to fifty percent (50%) of those shares then unvested as of the Termination Date.

article 4

Limitations and Conditions on Benefits

4.1Rights Conditioned on Compliance.  Executive’s rights to receive all severance benefits described in Article 2 and Article 3 shall be conditioned upon and subject to Executive’s compliance with the limitations and conditions on benefits as described in this Article 4.

4.2Continuation of Service Until Date of Termination.  Executive shall continue to provide service to FivePrime in good faith until the Termination Date, unless such performance is otherwise excused in writing by FivePrime.

4.3Release Prior to Payment of Benefits.  Upon the occurrence of a Change in Control Termination or a Covered Termination, as applicable, and prior to the provision or payment of any benefits under this Agreement on account of such Change in Control Termination or Covered Termination, as applicable, Executive must execute a general waiver and release in substantially the form attached hereto and incorporated herein as Exhibit A, Exhibit B, or Exhibit C, as appropriate (each a “Release”), and such release must become effective in accordance with its terms, but in no event later than 60 days following the Termination Date.  No amount shall be paid prior to such date.  Instead, on the 60th day following the Termination Date, FivePrime will pay Executive the severance amount that Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance amount being paid as originally scheduled.  FivePrime may modify the Release in its discretion to comply with changes in applicable law at any time prior to Executive’s execution of such Release.  Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under Executive’s Proprietary Information and Inventions Agreement (or any successor agreement thereto) and any similar obligations under applicable law.  It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release.  If Executive does not execute such Release within the applicable period, no benefits shall be provided or payable under, and Executive shall have no further rights, title or interests in or to any severance benefits or payments pursuant to, this Agreement.  It is further understood that if Executive is age 40 or older at the time of a Change in Control Termination or a Covered Termination, as applicable,

Executive may revoke the applicable Release within seven calendar days after its execution by Executive.  If Executive revokes such Release within such subsequent seven-day period, no benefits shall be provided or payable under this Agreement pursuant to such Change in Control Termination or Covered Termination, as applicable.

4.4Return of Company Property.  Not later than the Termination Date, Executive shall return to FivePrime all documents (and all copies thereof) and other property belonging to FivePrime that Executive has in his or her possession or control.  The documents and property to be returned include all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of FivePrime (and all reproductions thereof in whole or in part).  Executive agrees to make a diligent search to locate any such documents, property and information.  If Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within 10 business days after the Termination Date, Executive shall provide FivePrime with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems.  Executive agrees to provide FivePrime access to Executive’s system as requested to verify that the necessary copying and/or deletion is done.

4.5Cooperation and Continued Compliance with Restrictive Covenants.

(a)From and after the Termination Date, Executive shall cooperate fully with FivePrime in connection with its actual or contemplated defense, prosecution, or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which Executive was employed by FivePrime (including any period of employment with an entity acquired by FivePrime).  Such cooperation includes being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to FivePrime, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony.  Executive also agrees to promptly send FivePrime copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing.  FivePrime will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary, or other compensation) within 30 days of Executive’s timely presentation of appropriate documentation thereof, in accordance with FivePrime’s standard reimbursement policies and procedures, and will make reasonable efforts to accommodate Executive’s scheduling needs.  To the extent that any taxable reimbursements of expenses are provided hereunder, they shall be made or provided in accordance with Section 409A of the Code, including the following provisions: (i) the amount of any such expense reimbursement provided during Executive’s taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(b)From and after the Termination Date, Executive shall continue to abide by all of the terms and provisions of the Confidential Information and Innovation Assignment Agreement between FivePrime and Executive (and any other comparable agreement signed by Executive), in accordance with its terms.

(c)During the Severance Period, Executive will not carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) that is directly competitive with the business conducted by FivePrime, nor engage in any other activities that conflict with Executive’s continuing obligations to FivePrime.  For the purposes of this Agreement, Executive and FivePrime agree that research and development directed toward clinical or commercial stage products or product candidates that FivePrime is actively pursuing on the Termination Date will be considered competitive with the business of FivePrime.  Before commencing any participation in any business or activity during the Change in Control Severance Period or Covered Termination Severance Period, as applicable, Executive shall submit advance written notice to the Board describing the nature of the proposed business or activity and the general scope of the business of the entity or individual for which Executive is proposing to perform the work activity or in whose business Executive is proposing to participate in some manner, and FivePrime shall provide a written response within 10 business days indicating whether it consents to the proposed business activity.  Failure to respond within this 10 business day period shall constitute consent by FivePrime to the proposed business activity.  Notwithstanding the above restrictions in this Section 4.5(c), Executive shall not be prohibited from being a passive stockholder of up to 1% of the public stock of a competitive entity.

(d)Executive acknowledges and agrees that Executive’s obligations under this Section 4.5 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which FivePrime has agreed to provide the payments and benefits under this Agreement.  Executive further acknowledges and agrees that Executive’s violation of Section 4.5 inevitably would involve use or disclosure of FivePrime’s proprietary and confidential information. Accordingly, Executive agrees that Executive will forfeit, effective as of the date of any breach, any right, entitlement, claim or interest in or to any unpaid portion of the severance payments or benefits provided in Article 2 or Article 3.

4.6Parachute Payments.

(a)Parachute Payment Limitation.  If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from FivePrime or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then FivePrime shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).  A Full Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is greater than ten percent (10%).  A Reduced Payment shall be made in the event that the quotient obtained by dividing (i) the excess of (a) the Full Payment, over (b) the Reduced Payment, by (ii) the Reduced Payment, is less than or equal to ten percent (10%).  If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(b)The independent registered public accounting firm engaged by FivePrime for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 4.6. If the independent registered public accounting firm so engaged by FivePrime is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, FivePrime shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  FivePrime shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to FivePrime and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by FivePrime or Executive) or such other time as requested by FivePrime or Executive.  If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish FivePrime and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon FivePrime and Executive.

4.7Certain Reductions and Offsets.  To the extent that any federal, state or local laws, including the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other so-called “plant closing” laws, require FivePrime to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced.  The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.

4.8Mitigation.  Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Change in Control Termination or Covered Termination (except as expressly provided in Sections 2.3 and 3.3 above).

4.9Indebtedness of Executive. If Executive is indebted to FivePrime on the effective date of a Change in Control Termination or Covered Termination, FivePrime reserves the right to offset any severance payments and benefits under this Agreement by the amount of such indebtedness.

4.10Application of Section 409A.  It is intended that each installment of the payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that the payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if FivePrime (or, if applicable, the successor entity thereto) determines that the severance payments provided under this agreement (the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of FivePrime or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the Agreement Payments shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after Executive’s separation from service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), FivePrime (or the successor entity thereto, as applicable) shall (A) pay Executive a lump sum amount equal to the sum of the Agreement Payments that she would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Agreement Payments had not been so delayed pursuant to this paragraph and (B) commence paying the balance of the Agreement Payments in accordance with the applicable payment schedules set forth in this agreement.

4.11Tax Withholding.  All payments under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes.

article 5

Other Rights and Benefits

Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by FivePrime and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under other agreements with FivePrime except as provided in Section 1.4 above. Except as otherwise expressly provided herein, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of FivePrime at or subsequent to the date of a Change in Control shall be payable in accordance with such plan, policy, practice or program.

article 6

Definitions

Unless otherwise provided, for purposes of this Agreement, the following definitions shall apply:

6.1“Base Salary” means 1/12th of the greater of (i) Executive’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses, and other forms of variable compensation) as in effect immediately prior to a Change in Control Termination or a Covered Termination, as applicable, or (ii) in the case of a Change in Control Termination, Executive’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses, and other forms of variable compensation) as in effect immediately prior to a Change in Control.

6.2“Board” means the Board of Directors of FivePrime.

6.3“Cause” means Executive’s: (i) dishonest statements or acts with respect to FivePrime, any subsidiary or any affiliate of FivePrime or any subsidiary; (ii) commission by or indictment for (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (iii) gross negligence, willful misconduct or insubordination with respect to FivePrime, any subsidiary or any affiliate of FivePrime or any subsidiary; (iv) material breach of any of Executive’s obligations under any agreement to which Executive and FivePrime or any subsidiary are a party; or (v) death or disability.  With respect to item (iv), Executive will be given notice and a 30-day period in which to cure such breach, only to the extent such breach can be reasonably expected to be able to be cured within such period.  Executive agrees that the breach of any non-solicitation or confidentiality obligation to FivePrime or any subsidiary shall not be curable to any extent.

6.4“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(a)Any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Exchange Act Person”) becomes the owner, directly or indirectly, of securities of FivePrime representing more than fifty percent (50%) of the combined voting power of FivePrime’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (i) on account of the acquisition of securities of FivePrime by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires FivePrime’s securities in a transaction or series of related transactions that are primarily a private financing transaction for FivePrime or (ii) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by FivePrime reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by FivePrime, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then-outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(b)There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) FivePrime if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of FivePrime immediately prior thereto do not own, directly or indirectly, either (i) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (ii) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction;

(c)The stockholders of FivePrime approve or the Board approves a plan of complete dissolution or liquidation of FivePrime, or a complete dissolution or liquidation of FivePrime shall otherwise occur; or

(d)There is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of FivePrime and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of FivePrime and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of FivePrime in substantially the same proportion as their ownership of FivePrime immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of FivePrime. Notwithstanding the foregoing or any other provision of this Agreement, the definition of Change in Control (or any analogous term) in an individual written agreement between FivePrime or any affiliate and the participant shall supersede the foregoing definition with respect to stock awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

6.5“Change in Control Severance Period” means the period of 12 months commencing on the Termination Date.

6.6“Change in Control Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” either of which occurs on, or within three (3) months prior to, or within 12 months following, the effective date of a Change in Control, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). Death and disability shall not be deemed Change in Control Terminations.

6.7“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

6.8“Code” means the Internal Revenue Code of 1986, as amended.

6.9“Company” means Five Prime Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.

6.10 “Covered Termination” means an “Involuntary Termination Without Cause”, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).  Death, disability, and termination of employment by Executive, shall not be deemed Covered Terminations.

6.11“Covered Termination Severance Period” means the period of six months commencing on the Termination Date.

6.12“Involuntary Termination Without Cause” means Executive’s dismissal or discharge by FivePrime for reasons other than Cause and other than as a result of death or disability.

6.13“Pro-Rata Bonus” means 1/12th of the greater of (i) the average annual bonus paid to Executive for the three years preceding the date of a Change in Control Termination or Covered Termination, as applicable, (or such lesser number of years during which Executive has been employed by FivePrime), or (ii) annual target cash bonus, as in effect immediately prior to a Change in Control Termination or Covered Termination, as applicable.

6.14“Resignation for Good Reason” means Executive’s resignation from all employee positions Executive then-holds with FivePrime within 60 days following any of the following events taken without Executive’s consent, provided Executive has given FivePrime written notice of such event within 30 days after the first occurrence of such event and FivePrime has not cured such event within 30 days thereafter:

(a)A decrease in Executive’s total target cash compensation (base and bonus) of more than 10% (i.e., a material reduction in Executive’s base compensation and a material breach by FivePrime of Executive’s employment terms with FivePrime), other than in connection with a comparable decrease in compensation for all comparable executives of FivePrime;

(b)Executive’s duties or responsibilities are materially diminished (not simply a change in title or reporting relationships); Executive shall not be deemed to have a “Resignation for Good Reason” if FivePrime survives as a separate legal entity or business unit following the Change in Control and Executive holds materially the same position in such legal entity or business unit as Executive held before the Change in Control;

(c)An increase in Executive’s round-trip driving distance of more than 50 miles from Executive’s principal personal residence to the principal office or business location at which Executive is required to perform services (except for required business travel to the extent consistent with Executive’s prior business travel obligations); or

(d)The failure of FivePrime to obtain a satisfactory agreement from any successor to materially assume and materially agree to perform under the terms of this Agreement.

6.15“Termination Date” means the effective date of the Change in Control Termination or Covered Termination, as applicable.

article 7

General Provisions

7.1Employment Status.  This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on FivePrime any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change FivePrime’s policies regarding termination of employment.

7.2Notices.  Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to FivePrime at its primary office location and to Executive at Executive’s address as listed in FivePrime’s payroll records.  Any payments made by FivePrime to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in FivePrime’s payroll records.

7.3Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.4Waiver.  If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5Arbitration.  Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in the San Francisco Bay Area through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS employment law arbitration rules.  However, nothing in this Section 7.5 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements.  Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

7.6Complete Agreement.  This Agreement, including Exhibit A, Exhibit B and Exhibit C, constitutes the entire agreement between Executive and FivePrime and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to payments and benefits to Executive in the event of employment termination.  It is entered into without reliance on any promise or representation other than those expressly contained herein.

7.7Amendment or Termination of Agreement; Continuation of Agreement.  This Agreement may be changed or terminated only upon the mutual written consent of FivePrime and Executive.  The written consent of FivePrime to a change or termination of this Agreement must be signed by an executive officer of FivePrime (other than Executive) after such change or termination has been approved by the Board. Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by FivePrime or by any surviving entity following any Change in Control.  In other words, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Change in Control Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Change in Control Termination, then Executive shall receive the benefits described in Article 2 hereof.

7.8Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.9Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.10Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and FivePrime, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by FivePrime, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of FivePrime, which consent shall not be withheld unreasonably.

7.11ERISA.  This Agreement is intended to constitute a severance agreement subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

7.12Choice of Law.  To the extent not preempted by ERISA, all questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

7.13Construction of Agreement.  In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of this Agreement shall control.

7.14Circular 230 Disclaimer.  The following disclaimer is provided in accordance with the Internal Revenue Service’s Circular 230 (21 C.F.R. Part 10).  Any tax advice contained in this Agreement is intended to be preliminary, for discussion purposes only, and not final.   Any such advice is not intended to be used for marketing, promoting or recommending any transaction or for the use of any person in connection with the preparation of any tax return.  Accordingly, this advice is not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed on such person.

In Witness Whereof, the parties have executed this Agreement on the Effective Date.

Five Prime Therapeutics, Inc. By: /s/ Lewis T. Williams Lewis T. Williams President and Chief Executive Officer	/s/ Robert Sikorski Robert Sikorski Vice President, Global Clinical Development

Exhibit A:	Release (Individual Termination – Age 40 or Older)
Exhibit B:	Release (Individual and Group Termination – Under Age 40)
Exhibit C:	Release (Group Termination – Age 40 or Older)

Exhibit A

Release
(Individual Termination – Age 40 or Older)

Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement between me and Five Prime Therapeutics, Inc. (the “Agreement”) of which this Release is a part.

I hereby confirm my obligations under the Confidential Information and Innovation Assignment Agreement between FivePrime and me (or other comparable agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge FivePrime, its parents and subsidiaries, and their officers, directors, agents, servants, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with FivePrime), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including all such claims and demands directly or indirectly arising out of or in any way connected with my employment with FivePrime or the termination of that employment, including claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in FivePrime, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release FivePrime from its obligation to indemnify me pursuant to FivePrime’s indemnification obligation pursuant to written agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA.  I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have 21 days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven days following my execution of this Release to revoke the Release by providing a written notice of revocation to FivePrime’s Chief Executive Officer; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I execute this Release (provided that I do not revoke it).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

Executive:

Signature

Printed Name

Date:

Confidential Information and Innovation Assignment Agreement (for Employees)

This Confidential Information and Innovation Assignment Agreement (for Employees) (this "Agreement") is entered into between Five Prime Therapeutics, Inc., a Delaware corporation (together with any parent, subsidiary, affiliate or successor, "FivePrime"), and the undersigned person.

FivePrime has made an employment offer to you. As an employee of FivePrime, FivePrime would entrust you with Confidential Information (as defined below) and you may develop Innovations (as defined below). As a material condition to your employment with FivePrime, FivePrime requires, among other things, that you agree to the terms and conditions of this Agreement.  In consideration of my employment by FivePrime and the compensation FivePrime would pay me with respect to my employment, I agree as follows:

1.Confidential Information. For purposes of this Agreement ,"Confidential Information" means any and all data and information related to any aspect of the business of FivePrime, including data and information disclosed to FivePrime by third parties, that is either information not known by actual or potential competitors of FivePrime or is confidential information of FivePrime (or confidential information of third parties that have disclosed such information to FivePrime) that is disclosed or known to you in connection with your employment with FivePrime, including ideas, genes, sequences, targets, cell lines, vectors, antibodies, antigens, ligands, receptors, assays, biological materials, techniques, models, inventions, trade secrets, know-how, patent applications, processes, designs, specifications , apparatuses , equipment, algorithms, software code, databases and their contents, formulae, products or services, research, pre-clinical and development work , data and plans, financial information, procurement requirements, purchasing, manufacturing, business information, investors , employees, compensation policies, practices and related information, business and contractual relationships, term sheets, the existence and status of negotiations, agreements, business forecasts, and marketing plans and information. Confidential Information shall not include any information that you can demonstrate, by competent evidence, (a) was rightfully in your possession prior to the time FivePrime disclosed such information to you in connection with your employment;(b) was lawfully obtained by you from a third party under no obligation of confidentiality to FivePrime; or (c) becomes public knowledge through no fault or omission of you or any third party.

2.Nondisclosure; Use. During and after the termination of my employment with FivePrime, I will hold all Confidential Information in strict confidence and will not disclose, use, copy, publish, lecture upon or summarize any Confidential Information, except as necessary to carry out my assigned responsibilities as a FivePrime employee and in compliance with any policies or procedures FivePrime may adopt from time to time, including with respect to publications and other public disclosures, and in compliance with any obligations FivePrime may have to third parties.  I acknowledge that the unauthorized taking or use of FivePrime's trade secrets could result in my personal liability under California Civil Code Section 3426 et seq. and is a crime under California Penal Code Section 499c.

3.FivePrime Property. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, antibodies, antigens, cells, compounds, biological materials and other materials, including copies and in whatever form, relating to the business of FivePrime that I possess, create, access or use as a result of my employment with FivePrime, whether or not confidential, are the sole and exclusive property of FivePrime. Upon termination of my employment for any reason, or otherwise upon FivePrime's request at any other time, I will promptly deliver to FivePrime all such property and materials, and will not keep in my possession, recreate, duplicate or deliver to anyone else any such property or materials.

4.Ownership of Innovations. All Innovations shall be the property of FivePrime and, to the fullest extent permitted by law, shall be "works made for hire." I hereby assign and agree to assign to FivePrime or its designee, without further consideration, the entire right, title and interest in and to all Innovations, including all rights to obtain, register, perfect, and enforce patents, copyrights, and other intellectual property rights or protections for Innovations. I will disclose promptly and in writing to the individual designated by FivePrime or to my immediate supervisor all Innovations that I have made or reduced to practice. For purposes of this Agreement, the term "Innovation" means any invention, discovery, improvement, trade secret or original work of authorship, whether or not patentable, that I discover, conceive, make, develop, reduce to practice or learn, alone or with others, in the course of my employment with FivePrime or from my use of Confidential Information.  The term Innovation does not include any Excluded Inventions (as defined below).  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by FivePrime) of all Innovations made by me during the period of my employment by FivePrime, which records shall be available to, and remain the sole property of, FivePrime at all times.

5.Excluded Innovations and Inventions.

5.1I have disclosed on Exhibit A a complete list of all inventions, discoveries, improvements, trade secrets or original works of authorship, whether or not patentable, that I have, or I have caused to be, either alone or jointly with others, conceived, developed, or reduced to practice prior to my employment by FivePrime, in which I have an ownership interest or which I have a license to use, and that I wish to exclude from the scope of this Agreement (each, a "Pre-Existing Innovation"). If such a Pre-Existing Innovation involves the trade secrets or confidential information of any former employer or other person, I have discussed with FivePrime how such Pre-Existing Innovation should be described without violating my obligations to such former employer or other person. If no Pre-Existing Innovations are listed in Exhibit A, I represent and warrant to FivePrime that no Pre-Existing Innovations exist.

5.2I understand that this Agreement requires disclosure, but not assignment, of any invention that qualifies fully for protection under Section 2870 of the California Labor Code (together with the Pre-Existing Innovations, the "Excluded Inventions"), a copy of which is attached hereto as Exhibit B, which pertains to rights I may have in connection with inventions that I develop entirely on my own time for which no equipment, supplies, facilities or trade secret information of FivePrime are used and (a) that do not relate to the business of FivePrime or to FivePrime's actual or demonstrably anticipated research or development, or (b) that do not result from any work performed by me for FivePrime.

5.3I agree that I will not incorporate, or permit to be incorporated, any Excluded Inventions in any Innovation. If , in the course of my employment with FivePrime, I incorporate any Excluded Invention into an Innovation or a FivePrime process, machine or other work , I hereby grant FivePrime a non-exclusive, perpetual, fully paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in such Excluded Invention.

6.Assistance; Power of Attorney.  During my employment and thereafter, I will assist FivePrime to obtain and enforce United States and foreign patents, copyrights and other forms of intellectual property rights or protections relating to Innovations. In the event FivePrime is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint FivePrime and its duly authorized officers and agents as my agent and attorney-in-fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

7.Non-competition.  During my employment with FivePrime, I will perform for FivePrime such duties as FivePrime may designate from time to time, devote my full time and best efforts to the business of FivePrime and not engage in any other employment, occupation, consulting or other activity that is competitive with or would conflict with the essential interests of FivePrime.

8.Non-solicitation.  During my employment with FivePrime, and for twelve (12) months after the termination of my employment, regardless of the reason for termination, I will not, directly or indirectly, whether through a third party or otherwise, solicit, recruit, encourage or induce any employee or director of or consultant or contractor to FivePrime to terminate his, her or its relationship with FivePrime in order to accept or enter into any employment or independent contractor or other business relationship with an employer, entity or person other than FivePrime.

9.Contracts with and Obligations to Third Parties. I represent and warrant that I am not bound by the terms of any agreement with any previous employer or other party that conflicts with this Agreement or requires or would require me to assign inventions that are now in existence or may be conceived or reduced to practice by me in the future.  I represent and warrant that I have not entered into, and covenant that I will not enter into during the term of my employment with FivePrime, any agreement, employment, consultancy or undertaking that would restrict or impair or otherwise conflict with my performance of this Agreement or my employment with FivePrime. I will not, during my employment with FivePrime or otherwise, use or disclose to FivePrime any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto FivePrime's premises any such information or material of any previous employer or other person.

10.No Debarment.  I understand that FivePrime is engaged in the biotechnology business, which is regulated by the United States Food and Drug Administration ("FDA"}, among other governmental agencies.  I represent and warrant to FivePrime that I am not, and have never been, debarred by the FDA or any other governmental agency, including of jurisdictions outside the United States, associated with the regulation of pharmaceuticals or biologics, including with respect to clinical and non-clinical research, development, manufacturing, marketing and sales. If at any time during my employment with FivePrime I become the subject of any proceeding for disqualification, debarment, delisting or exclusion, I will immediately inform FivePrime of such proceeding.

11.No Employment Agreement.  I agree that my employment by FivePrime is not for a definite period of time. Rather, my employment relationship with FivePrime is one of employment at will and my continued employment is not obligatory by either myself or FivePrime. I acknowledge that nothing in this Agreement would in any way alter the at-will nature of my employment with FivePrime.

12.Reaffirmation.  I will upon the termination of my employment with FivePrime reaffirm all of my obligations set forth in this Agreement and certify to FivePrime that I have performed all of my obligations in this Agreement that by their terms are to be performed on or before the termination of my employment with FivePrime.

13.Notification to Other Persons.  I hereby grant consent to FivePrime notifying any of my subsequent employers or entities or persons that may engage me as an employee, consultant, independent contractor, temporary worker, partner, director, officer or agent about my rights and obligations under this Agreement.

14.General Provisions.

14.1Severability. The provisions of this Agreement are severable. If any term of this Agreement is held invalid or unenforceable, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement, shall be deemed valid, and enforceable to the fullest extent possible.

14.2Injunctive Relief. I agree that, because my services to FivePrime are personal and because I will have access to Confidential Information, damages may not adequately remedy any breach of my obligations under this Agreement and that FivePrime may (without limitation of any other rights or remedies otherwise available to FivePrime and without the necessity of posting a bond) obtain an injunction or other equitable relief from any court of competent jurisdiction prohibiting the continuance or recurrence of any such breach.

14.3Governing Law; Consent to Jurisdiction. This Agreement and all claims relating to or arising out of this Agreement or the breach thereof shall be governed by and construed in accordance with the laws of the state of California without reference to its conflict of laws principles. I hereby submit to the jurisdiction of the state courts and Federal courts located in San Francisco County, California, for purposes of any action arising from or related to this Agreement and agree that such courts shall be deemed to be a convenient forum.  I agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of FivePrime.

14.4Survival; Binding Effect. This Agreement shall survive the termination of my employment and the assignment of this Agreement by FivePrime to any successor-in-interest or other assignee. This Agreement shall bind and inure to the benefit of (a) FivePrime's successors and assigns and (b) your heirs, executors, administrators and other legal representatives.

14.5Waiver.  Any waiver or failure to enforce any provision of this Agreement on one occasion will not constitute a waiver of any other provision or of such provision on any other occasion.

14.6No Assignment.  You may not assign or transfer this Agreement or any right or obligation hereunder.

14.7Headings. The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

14.8Entire Agreement; Modifications.  This Agreement contains the entire agreement between FivePrime and me concerning the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, respecting that subject matter. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

I acknowledge that I have read and understand this Agreement and have executed this Confidential Information and Innovation Assignment Agreement (for Employees) as of August 24, 2014.

/s/ Robert Sikorski	Address:	18316 Tapwood Road
Boyds, MD 20841
Signature
	E-mail:	email@robertsikorski.com

/s/ Robert Sikorski

Print Name

AGREED AND ACKNOWLEDGED:

Five Prime Therapeutics, Inc.

By:	/s/ Lauretta Cesario
Name:	Lauretta Cesario
Title:	Vice President, Human Resources

Exhibit A

Pre-Existing Innovations

Please identify below all Pre-Existing Innovations, in which you have an ownership interest or which you have a license to use, and that you wish to exclude from the scope of this Agreement.  If any such Pre-Existing Innovation involves the trade secrets or confidential information of any former employer or other person, discuss with FivePrime how such Pre Existing Innovation should be described in order to avoid violating any obligations you have to any such former employer or other person.  If you do not list any Pre-Existing Innovations below, you are representing and warranting to FivePrime that no Pre-Existing Innovations exist.

Identifying Number Or Brief Description
Personal
Software 1	3/2010	Custom designed software to analyze clinical trial data

Software 2	6/2011	Custom designed software to: -review journal articles -review clinical trials
-review press releases
Software 3	4/2005	Custom designed software to manage projects and timelines
Software 4	7/2007	Custom designed software to manage email

Medimmune

Additional disclosures to be discussed with FivePrime, as described above.

Exhibit B

California Labor Code

§ 2870 Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B

Release

(Individual and Group Termination – Under Age 40)

Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement between me and Five Prime Therapeutics, Inc. (the “Agreement”) of which this Release is a part.

I hereby confirm my obligations under the Confidential Information and Innovation Assignment Agreement between FivePrime and me (or other comparable agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge FivePrime, its parents and subsidiaries, and their officers, directors, agents, servants, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with FivePrime), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including all such claims and demands directly or indirectly arising out of or in any way connected with my employment with FivePrime or the termination of that employment, including claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in FivePrime, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including the federal Civil Rights Act of 1964, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release FivePrime from its obligation to indemnify me pursuant to FivePrime’s indemnification obligation pursuant to written agreement or applicable law.

I acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; and (C) I have 21 days to consider this Release (although I may choose to voluntarily execute this Release earlier).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

Executive:

Signature

Printed Name

Date:

Exhibit C

Release

(Group Termination – Age 40 or Older)

Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement between me and Five Prime Therapeutics, Inc. (the “Agreement”) of which this Release is a part.

I hereby confirm my obligations under the Confidential Information and Innovation Assignment Agreement between FivePrime and me (or other comparable agreement that I have signed, if any).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims provided herein.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge FivePrime, its parents and subsidiaries, and their officers, directors, agents, servants, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with FivePrime), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including all such claims and demands directly or indirectly arising out of or in any way connected with my employment with FivePrime or the termination of that employment, including claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in FivePrime, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release FivePrime from its obligation to indemnify me pursuant to FivePrime’s indemnification obligation pursuant to written agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have 45 days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven days following my execution of this Release to revoke the Release by providing a written notice of revocation to FivePrime’s Chief Executive Officer; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I execute this Release; and (F) I have  received with this Release the required written disclosure for a “group

Five Prime Therapeutics, Inc. • Two Corporate Drive • South San Francisco, CA 94080 • Phone (415) 365-5600 • Fax (415) 365-5601

www.fiveprime.com

Robert Sikorski, M.D., Ph.D. - August 22, 2014	Page 2

termination” under the ADEA, including a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of FivePrime in the same job classification or organizational unit who were not terminated.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

Executive:

Signature

Printed Name

Date: